UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2014

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On March 4, 2014, the board of directors of Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”), approved a form of Restricted Stock Unit Agreement (the “Agreement”) to be entered into with its external advisor, Dividend Capital Total Advisors LLC (our “Advisor”). The Agreement is not yet executed and there is no assurance that we will execute the Agreement. Our management has authority to execute the Agreement on or before April 15, 2014. Pursuant to the terms of the Agreement, our board of directors has authorized the issuance of up to 580,000 restricted stock units (“RSUs”) to our Advisor, in return for offsets of future advisory fees and expenses. Each RSU would, upon vesting, entitle the Advisor to one Class I share of our common stock. Each RSU would also entitle the Advisor to certain dividend equivalents that match dividends paid on Class I shares. We would expect the Advisor to redistribute a significant portion of the RSUs and/or shares to senior level employees of the Advisor and its affiliates that provide services to us, although the terms of any such redistributions (including the timing, amount and recipients) would remain solely in the discretion of the Advisor.

The purposes of the equity compensation initiative described above is to promote an alignment of interests among our stockholders, the Advisor and the personnel of our Advisor and its affiliates, and to promote retention of the personnel of our Advisor and its affiliates.

The information in this item is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and pursuant to 7.01 of Form 8-K will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01.	Other Events.

Under our Class E share redemption program (the “Class E SRP”) that is currently in effect, funds for redemptions made at the end of each quarter are generally limited to an amount equal to (i) funds received from the sale of Class E shares under our distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in our public primary offering and under our distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the Class A, W and I share redemption program, less (iii) funds used for redemptions of Class E shares in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder during such calendar quarter. However, our board of directors may from time to time, but is not obligated to, authorize funds for redemptions of Class E shares in greater or lower amounts. We are not obligated to redeem shares of our common stock under the Class E SRP. The foregoing limitation is referred to as the “Quarterly Redemption Cap.”

On March 4, 2014, our board of directors approved an increase in the Quarterly Redemption Cap with respect to Class E share redemptions made with respect to the first quarter of 2014 by an amount equal to the lesser of (i) $10 million or (ii) such amount as is necessary such that 10% of the Class E shares submitted for redemption pursuant to requests received in good order by the applicable deadline, and inclusive of qualifying death and disability requests, will be satisfied.

Forward Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. We cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, a failure of our equity compensation initiatives to promote retention of the personnel of our Advisor and its affiliates, and other risks detailed from time to time in our Securities and Exchange Commission reports. Such forward-looking statements pertain only as of the date of this report. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

March 5, 2014

	By:	/s/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer

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